EXHIBIT 23.1

June 20, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington DC 20549

Re: Uranium Energy Corp. S-1 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form S-1 Registration Statement dated June 20, 2008, of the following:

  Our report to the Stockholders and Board of Uranium Energy Corp. dated February 26, 2007 on the financial statements of the Company as of December 31, 2006 and 2005 and our report to the Stockholders and Board of Uranium Energy Corp. dated May 31, 2005 on the financial statements of the Company as of December 31, 2004 and 2003.

Yours truly,

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
"DMCL" Chartered Accountants
Vancouver, Canada